Exhibit 99.2

Consent of BofA Securities, Inc.

September 1, 2020

Board of Directors

Analog Devices, Inc.

One Technology Way

Norwood, Massachusetts 02062

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated July 11, 2020, to the Board of Directors of Analog Devices, Inc. (“ADI”) as Annex C to, and to the reference thereto under the headings “SUMMARY—Opinions of Analog Devices’ Financial Advisors—Opinion of BofA Securities” and “THE MERGER—Opinions of Analog Devices’ Financial Advisors—Opinion of BofA Securities” in, the joint proxy statement/prospectus relating to the proposed merger involving ADI, Magneto Corp and Maxim Integrated Products, Inc., which joint proxy statement/prospectus forms a part of ADI’s Amendment No. 1 to the Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours, BOFA SECURITIES, INC.

/s/ BofA Securities, Inc.